UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)

           February 11, 2009

PROSPERO GROUP
(Exact name of registrant as specified in its chapter)

Nevada (State or other jurisdiction of incorporation)	000-50429 (Commission File Number)	33-1059313 (I.R.S. Employer Identification No.)
575 Madison Avenue, 10th Floor, New York, New York (Address of principal executive offices)		10022-2511 (Zip Code)

Registrant’s telephone number, including area code  (239) 243-0782

PROSPERO GROUP.
(Former name or former address, if changed since last report)

8.01 Other Events

February 11, 2009 Nassau, Bahamas; Prospero Group (OTCBB.PK) through a major shareholder, Cavitation Concepts Corporation Limited has just signed a Floridian Company for its marketing and advertisement campaign. Cavitation Concepts Corporation Limited has been gearing up the last year to begin marketing its water producing machines in The Bahamas,Caribbeah, Central and South America. The final agreements have been made with Advanced Cavitation Technologies and Planets Purest Water and Island Sky, together with other alternative energy and Atmospheric Water Vapor Technologies. Initially we have pending orders that exceed 15,000 machines. Several other major TECHNOLOGIES now operating will be merged into the Group during the next few weeks..

The basis of the campaign will be its acquisitions of Advanced Cavitation Technology (ACT), Planets Purest Water and Sky Water machines.

The ACT (“WETTECH”) Water & Energy Turbine Technology operating system is the application system created by combining the “MIC” technology with a wind turbine and a steam turbine, which used together, produces steam from ocean, lake, river, well, or any impure water source, which will purify the water for drinking while the steam turbine generates electricity. The units are scheduled to be delivered in Nassau before March 1st, 2009 to be installed at Eleuthera, Bahamas.

Our Atmospheric Water Generating Technologies Planets Purest Water and Island Sky, marketed as Sky Water Bahamas Limited will begin to market these products in the Bahamas, then Central America and South America as exclusive distributors in our neighboring regions.

Some 1500 units will be delivered before the end of February with sales already meeting delivery dates. We anticipate hiring some 6 – 10 employees in each major city which will encompass sales staff, delivery and maintenance. In these troubled times of unemployment, any addition to the economy in a ‘Green World Environment’ is considered beneficial.

Form 8-K	Prospero Group	Page 2

To quick start the operations, Planet Purest Water has entered into an Agreement with our distributing company for a minimum of 15,000 Atmospheric Water Generating (AWG) systems during the first year of operation. In addition, other AWG systems will supply an additional 25,000 units that will ensure a total of over 40,000 units being delivered during the next year of operations.

The Alternative Energy systems of Pyramid Power and ‘Wet Tech’ together with other advanced technologies will generate revenues and profitability to ensure the success of Prospero Group operations in the future.

Everybody knows and talk about this “Blue Planet Mother Earth Century Ache” we are all facing today: The Water Crisis.

Each year millions of humans perish (8 children every minute) from contaminated water. This is now preventable. Our technologies can & will save lives immediately. These industrial units & alternative energy joint venture partners can provide economic development in any area of the globe.

Despite Global Warming associated with melting ice and more water, many around the World are already affected by the lack of “Clean Drinking Water”. Our Nations are becoming aware of our desperate need to generate and supply a new source of clean drinking water and Air Water Generators (AWG) are a solution to us.

We are dedicating our efforts to fighting this clean drinking water crisis, bringing this technology to everybody & anybody, while contributing to decrease the technology cost and educating our populations on this innovative solution.

The Air/Water Generator (AWG) Technology condenses moisture in the air “water from the atmosphere” and purifies it into a superior grade of purified, potable water. While the principle and technology is well known as a refrigerated dehumidifier the application to AWG’s are fairly new and the water collected is purified and stored instead of being disposed of.

These units vary in size and production capabilities from a table top unit producing 3 gallons of water per day, to a water cooler style which can produce up to 14 gallons per day. Industrial units can produce up to 1,100 gallons per day and can also be run on solar power. These units are available for studios, small apartments, homes, small, medium and large businesses, associations, foundations, administrations, airports, police stations, military bases, scouts camps, resorts, hotels, timeshare units, condominiums development, residences, boating industry, disaster relief agencies for emergency water supply (Hurricanes in our region).

All of the various companies involved will be managed and operated under a Bahamian Company called Prospero Trading Company Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Prospero Group has caused this report to be signed on its behalf by the undersigned duly authorized person.

PROSPERO GROUP

Dated: February 11, 2009	By:
Hubert L. Pinder – CFO